RETENTION AND OWNERSHIP
CHANGE EVENT AGREEMENT
This Retention and Ownership Change Event Agreement (“Agreement”) is made effective as of the last date set forth below by and between Immersion Corporation (the “Company”) and Michael Okada (“Executive”).
RECITALS
In order to make available compensation pursuant to this Agreement that will not be subject to taxation under Section 409A (as defined below), Executive and the Board of Directors of the Company (the “Board”) have determined that it is in the best interests of the Company and Executive to enter into this Retention and Ownership Change Event Agreement. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A, and the provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
     The Board has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and service of the Executive, notwithstanding the possibility or occurrence of a Change in Control (as defined below) of the Company.
AGREEMENT
In recognition thereof, the parties now agree as follows:
1.Definitions. For purposes of this Agreement:
(a)    “Change in Control” means the occurrence of any of the following:
(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of the Company’s Board of Directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who on the effective date of such transaction is the beneficial owner of more than fifty percent (50%) of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of the Company or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)    an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 1(c)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)    a liquidation or dissolution of the Company;
provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 1(a) in which a majority of the members of the Board of Directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of incumbent members. Notwithstanding the foregoing, to the extent that any amount that constitutes deferred compensation subject to and not exempted from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
(b)    “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect thirty (30) days after written notice to the Board or the Company’s Chief Executive Officer from Executive of such condition(s):
(i)    a material decrease in Executive’s base salary, other than a material decrease that applies generally to other executives of the Company at Executive’s level;
(ii)    a material, adverse change in the Executive’s title, authority, responsibilities, or duties; or
(iii)    the relocation of the Executive’s work place for the Company to a location that is more than forty (40) miles distant from Executive’s present work location for the Company;
provided, that such written notice must be given within thirty (30) days following the first occurrence of any of the good reason conditions set forth in this subsection (b) and the Executive’s resignation must occur within six (6) months following the first occurrence of the good reason condition.
(c)    “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(d)    a termination for “Cause” means Executive’s termination based upon (1) Executive’s theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any Company documents or records; (2) Executive’s material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, Executive’s improper use or disclosure of the Company’s confidential or proprietary information); (4) any intentional act by the Executive that has a material detrimental effect on the Company’s reputation or business; (5) Executive’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (6) Executive’s conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs Executive’s ability to perform his duties for the Company.
(e)    “Separation from Service” shall have the meaning determined by Treasury Regulations issued pursuant to Section 409A.
2.    Termination Without Cause or Resignation for Good Reason. In the event that the Company or its successor terminates Executive’s employment without Cause or Executive resigns for Good Reason and Executive is not entitled to receive the severance pay and benefits described in Section 3 below, Executive will be entitled to receive the following payment and benefits, provided that prior to the sixtieth (60th) day following the date of such termination Executive has signed a general release of known and unknown claims in a form satisfactory to the Company, and the period for revocation has lapsed without the general release having been revoked:
(a)    payment in a lump sum on the sixtieth (60th) day following Executive’s termination of employment of an amount equal to six (6) months’ base salary at Executive’s final base salary rate, subject to applicable withholding; and
(b)    commencing on the sixtieth (60th) day following Executive’s termination of employment, payment of the premiums (including reimbursement to Executive of any such premiums paid by Executive during such sixty (60) day period) necessary to continue Executive’s and dependents group health insurance coverage under COBRA until the earlier of (i) six (6) months following Executive’s termination date, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage. Thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA. Notwithstanding the foregoing, payment of such premiums shall not commence unless and until Executive has incurred a Separation from Service.
In the event that a Change in Control constituting a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “Section 409A Change in Control Event”) occurs on or before the ninetieth (90th) day following a date on which Executive experiences a termination of employment in connection with which Executive is entitled to receive the payment provided by Section 2(a), Executive will be entitled to receive the following additional payment and benefits:

(a)    payment on the sixtieth (60th) day following the Section 409A Change in Control Event of an amount equal to six (6) months’ base salary at Executive’s final base salary rate, subject to applicable withholding; and
(b)    commencing with the seventh (7th) month following Executive’s termination of employment, payment of the premiums necessary to continue Executive’s and dependents group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Executive’s termination date, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage. Thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA. Notwithstanding the foregoing, payment of such premiums shall not commence unless and until Executive has incurred a Separation from Service.
3.    Termination Without Cause or Resignation for Good Reason Due to a Change in Control. In the event that, within one (1) year following a Change in Control, the Company or its successor terminates Executive’s employment without Cause or Executive resigns for Good Reason, Executive will be entitled to receive the following payment and benefits, provided that prior to the sixtieth (60th) day following the date of such termination Executive has signed a general release of known and unknown claims claims in a form satisfactory to the Company, and the period for revocation has lapsed without the general release having been revoked:
(a)    payment in a lump sum on the sixtieth (60th) day following Executive’s termination of employment of an amount equal to twelve (12) months’ base salary at Executive’s final base salary rate, subject to applicable withholding;
(b)    commencing on the sixtieth (60th) day following Executive’s termination of employment, payment of the premiums (including reimbursement to Executive of any such premiums paid by Executive during such sixty (60) day period) necessary to continue Executive’s and dependents group health insurance coverage under COBRA until the earlier of (i) twelve (12) months following Executive’s termination date, or (ii) the date on which Executive first becomes eligible to obtain other group health insurance coverage. Thereafter, Executive may elect to purchase continued group health insurance coverage at his own expense in accordance with COBRA. Notwithstanding the foregoing, payment of such premiums shall not commence unless and until Executive has incurred a Separation from Service; and
(a)Immediate vesting in one-hundred percent (100%) of his then unvested Company equity awards.
4.    Voluntary Termination. In the event that Executive resigns from his employment with the Company at any time (other than a resignation for Good Reason during the period covered by Section 2 or Section 3), or in the event that Executive’s employment terminates at any time as a result of his death or disability (meaning Executive is unable to perform his duties for any consecutive six (6) month period, with or without reasonable accommodation, as a result of a physical and/or mental impairment), Executive will be entitled to no compensation or benefits from the Company other than those earned through the date of Executive’s termination. Executive agrees that if he resigns from his employment with the Company, he will provide the Company with 20 calendar days’ written notice of such resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept the Executive’s resignation at an earlier date.
5.    Termination for Cause. If Executive’s employment is terminated by the Company at any time for Cause as defined above in paragraph 1, Executive will be entitled to no compensation or benefits from the Company other than those earned through the date of his termination for Cause.
6.    Compliance With Section 409A.
(a)    Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to Section 2 or Section 3 of the Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulations promulgated pursuant to Section 409A (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a Separation from Service. Furthermore, to the extent that Executive is a “specified employee” of the Company as of the date of Executive’s Separation from Service,and to the extent required by the Section 409A Regulations, no amount that constitutes a deferral of compensation which is payable on account of the Employee’s Separation from Service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s Separation from Service or, if earlier, the date of Executive’s death following such Separation from Service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Section 409A Regulations.
(b)    The parties intend that the payments and benefits provided to Executive pursuant to this Agreement be paid in compliance with Section 409A so that no excise tax is incurred under Section 409A. To the extent permitted by Section 409A and the Section 409A Regulations, the parties agree to modify this Agreement, the timing (but not the amount(s)) of the payments or benefits provided herein, or both, to the extent necessary to comply with Section 409A.
7.    At-Will Employment. Notwithstanding anything contained in this Agreement, the parties acknowledge and agree that Executive’s employment with the Company is and shall continue to be “at-will.”
8.    Dispute Resolution. In the event of any dispute or claim between the parties, including any claims relating to or arising out of this Agreement or the termination of Executive’s employment with the Company for any reason, Executive and the Company agree that all such disputes shall be fully resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. Executive and the Company each acknowledge and agree that they are waiving their respective rights to have any such disputes or claims tried by a judge or jury.

9.    Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when received if mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address which the Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Executive Officer.
10.    Successors.
(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or purchase of all or substantially all of the Company’s business and/or assets) shall assume the Company’s obligations under this Agreement in writing and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
(b)    Executive’s Successors. Without the written consent of the Company, the Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
11.    Termination. This Agreement shall terminate in the event that Executive is no longer part of the executive team of the Company as determined by the Board of Directors and does not terminate service for Good Reason.
12.    Miscellaneous Provisions.
(a)    No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.
(b)    Modification/Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Integration. This Agreement constitutes the entire agreement and understanding between the parties regarding Executive’s retention and severance benefits, and it supersedes all prior or contemporaneous agreements, whether written or oral, regarding that subject matter, including the Original Agreement.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)    Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

THE PARTIES SIGNING BELOW HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND AND AGREE TO EACH AND EVERY PROVISION CONTAINED HEREIN.

Dated: May 6, 2019        /s/ Michael Okada
Michael Okada

Immersion Corporation

Dated: May 6, 2019        By: /s/ Ramzi Haidamus
Its: Chief Executive Officer